Exhibit 4.1

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION

OF

SERIES H CONVERTIBLE PREFERRED STOCK

OF

LIGHTING SCIENCE GROUP CORPORATION

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Lighting Science Group Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 242 thereof, hereby certifies as follows:

FIRST: That pursuant to the authority conferred upon the Board of Directors (the “Board of Directors”) of the Corporation in accordance with the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), and the Amended and Restated Bylaws of the Corporation, as amended to date (the “Bylaws”), the Board of Directors has duly adopted a resolution amending and restating the rights of the Series H Convertible Preferred Stock, declaring said amendment and restatement to be advisable and authorizing the appropriate officers of the Corporation to solicit the requisite consent of the holders of the Series H Convertible Preferred Stock therefor; and

SECOND: That this Amended and Restated Certificate of Designation has been duly adopted in accordance with Sections 242 and 228 of the Delaware General Corporation Law.

RESOLVED, that the rights set forth in the Certificate of Designation of Series H Convertible Preferred Stock (the “Certificate of Designation”), are hereby amended and restated as follows:

1. Number of Shares; Designation. A total of 135,000 shares (the “Preferred Shares”) of preferred stock, par value $0.001 per share, of the Corporation have been designated as Series H Convertible Preferred Stock (the “Series”).

2. Rank. The Series shall, with respect to payment of dividends, distributions and rights (including to redemption payments) upon liquidation, dissolution or winding-up of the affairs of the Corporation, rank:

(a) Senior and prior to: (i) the Common Stock, par value $0.001 per share, of the Corporation (the “Common Stock”), and all other equity securities of the Corporation (including warrants and other securities exercisable, convertible or exchangeable into or for shares of Common Stock (“Common Stock Equivalents”)), outstanding as of the Investment Date, other than any shares of the Corporation’s Series I Convertible Preferred Stock outstanding on the Investment Date or issued in accordance with the terms hereof; and (ii) any additional class or series of stock which may in the future be issued by the Corporation and is designated in the amendment to the Corporation’s Certificate of Incorporation or the certificate of designation establishing such additional class or series of stock as ranking junior to the Preferred Shares or which does not state they are Parity Liquidation Shares (as defined below) or Senior Liquidation Shares (as defined below). Any shares of the Corporation’s Capital Stock that are junior to the Preferred Shares with respect to dividends, distributions and rights (including to redemption payments) upon liquidation, dissolution or winding up of the affairs of the Corporation, including upon a Liquidation Event (as defined below), are hereinafter referred to as “Junior Liquidation Shares.”

(b) Pari passu with: (i) the Series I Convertible Preferred Stock of the Corporation and (ii) any additional class or series of stock which may in the future be issued by the Corporation in accordance with the terms hereof and is expressly designated in the amendment to the Corporation’s Certificate of Incorporation or the certificate of designation establishing such additional class or series of stock as ranking equal to the Preferred Shares. Any shares of the Corporation’s Capital Stock that rank equal to the Preferred Shares with respect to dividends, distributions and rights (including to redemption payments) upon liquidation, dissolution or winding-up of the affairs of the Corporation, including upon a Liquidation Event, are hereinafter referred to as “Parity Liquidation Shares.”

(c) Junior to any additional class or series of stock which may in the future be issued by the Corporation in accordance with the terms hereof and is expressly designated in the amendment to the Corporation’s Certificate of Incorporation or the certificate of designation establishing such additional class or series of stock as ranking senior to the Preferred Shares. Any shares of the Corporation’s Capital Stock that rank senior to the Preferred Shares with respect to dividends, distributions and rights (including to redemption payments) upon liquidation, dissolution or winding up of the affairs of the Corporation, including upon a Liquidation Event, are hereinafter referred to as “Senior Liquidation Shares.”

3. Dividends.

(a) Subject to the rights and preferences of any Senior Liquidation Shares, each Holder shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends for each Preferred Share, dividends of the same type as any dividends or other distribution, whether in cash, in kind or in other property, payable or to be made on outstanding shares of Common Stock, in an amount equal to the amount of such dividends or other distribution as would be made on the number of shares of Common Stock equal to the number of Optional Conversion Shares issuable to each Holder on the applicable record date for such dividends or other distribution on the Common Stock (the “Dividends”).

(b) Any Dividends shall be payable to each Holder at the same time as and when such dividend or other distribution on Common Stock is paid to the holders of Common Stock and shall be payable to each Holder on the record date for the corresponding dividend or distribution on the Common Stock; provided, that no dividend or distribution on Common Stock shall be made to any holders of Common Stock unless the Dividends are paid (or are concurrently being paid) to all Holders pursuant to this Section 3.

(c) The Preferred Shares shall not be entitled to any dividend, whether payable in cash, in kind or other property, in excess of or in any instance other than the Dividends as provided in this Section 3.

(d) So long as any Preferred Shares remain outstanding, the Corporation shall not, directly or indirectly, make any Parity Securities Distribution or Junior Securities Distribution, other than (i) as may be required pursuant to that certain Commitment Agreement, dated September 25, 2012, by and between the Corporation and Pegasus Partners IV, L.P., as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, (ii) for the redemption of the Series I Convertible Preferred Stock pursuant to an exercise of the Optional Redemption Right (as defined in the Series I Certificate of Designation as in effect on the Investment Date) or (iii) with respect to any other Parity Securities Distribution, to the extent that such distribution is made in accordance with the requirements of Section 11(b) and the Holders participate in such Parity Securities Distribution in exactly the same manner, to the same extent and in the same proportions (on an as converted basis) as all other Parity Liquidation Shares.

4. Conversion.

(a) Conversion at Option of Holder. Each Preferred Share shall be convertible, at the option of the Holder thereof, at any time and from time to time, into the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the number of Optional Conversion Shares issuable with respect to each Preferred Share (subject to Section 4(e)). In the event of a Liquidation Event, the conversion rights provided by this Section 4(a) shall terminate at the close of business on the last full day preceding the date fixed for payment of any amounts distributable on such Liquidation Event to the Holders.

(b) Procedures for Conversion at Option of Holder. Each Holder shall effect an optional conversion pursuant to Section 4(a) by providing the Corporation with a written conversion notice specifying (i) the number of Preferred Shares to be converted and (ii) the date on which such conversion is to be effected (such date, the “Conversion Date”), which conversion date and time shall not be prior to the date such Holder delivers such notice to the Corporation nor more than twenty (20) business days thereafter. If no Conversion Date is specified in a notice of conversion, the Conversion Date shall be the date that such notice of conversion to the Corporation is deemed delivered to the Corporation hereunder. To effect any conversion of the Preferred Shares, each Holder shall surrender the certificate(s) representing such Preferred Shares to the Corporation. Any Preferred Shares converted into Common Stock pursuant to the terms hereof shall be canceled and shall not be reissued. As soon as practicable after the Conversion Date and the surrender of the certificate(s) representing Preferred Shares, the Corporation shall issue and deliver to each such Holder or its nominee, at such Holder’s address as it appears on the books of the Corporation, a certificate(s) for the number of Optional Conversion Shares. Such conversion shall be deemed to have been made on the Conversion Date, and the Holder entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Conversion Date. Unless a Holder converts all of its Preferred Shares pursuant to an Optional Conversion, the Corporation shall, as soon as practicable and in no event later than five (5) business days after the Conversion Date and at its own expense, issue a new certificate evidencing the number of Preferred Shares owned by such Holder after giving effect to the Preferred Shares converted on the Conversion Date.

(c) Conversion at the Option of the Corporation. At any time on or after the first date that (x) Primary Investor no longer beneficially owns any Preferred Shares and (y) fewer than 5,000 Preferred Shares remain outstanding in the aggregate (as adjusted for any Reclassification (as defined below) of the Preferred Shares), then at the Corporation’s option and election, all outstanding Preferred Shares, in whole but not in part, may be converted automatically into the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the number of Optional Conversion Shares with respect to all outstanding Preferred Shares (subject to Section 4(e)). The Corporation shall effect an optional conversion pursuant to this Section 4(c) by mailing a written conversion notice to each Holder at the address of record on the books of the Corporation specifying (i) the Conversion Date, which conversion date and time shall not be prior to fifteen (15) days after the date the Corporation delivers such notice, and (ii) (A) that at any time prior to the Conversion Date, each Holder shall have the right in lieu of conversion to exercise its right to redeem such Preferred Shares for an amount in cash equal to the Liquidation Amount with respect thereto in the same manner as upon receipt of a Contingent Redemption Notice pursuant to Section 5(a)(ii), and (B) the Redemption Date with respect to any such Redemption (as defined below), which Redemption Date shall be no more than sixty (60) days after the Conversion Date. For the avoidance of doubt, the Corporation shall not have the right to effect an optional conversion pursuant to this Section 4(c) so long as Primary Investor continues to beneficially own any Preferred Shares.

(d) Automatic Conversion. Upon the date on which a Qualified Public Offering is consummated (the “Forced Conversion Date”), each Preferred Share shall automatically be converted (a “Forced Conversion”), into the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the greater of (1) the number of Optional Conversion Shares issuable with respect to each Preferred Share (subject to Section 4(e)) or (2) the quotient obtained by dividing (I) the Returned Value by (II) the price per share of Common Stock paid by the public in such Qualified Public Offering. All outstanding Preferred Shares shall, on the Forced Conversion Date, be converted into Common Stock for all purposes, notwithstanding the failure of any Holder thereof to surrender any certificate representing such shares on or prior to such date. On and after the Forced Conversion Date, (w) no Preferred Shares shall be deemed to be outstanding or be transferable on the books of the Corporation; and (x) each Holder, as such, shall not be entitled to receive any dividends or other distributions, to receive notices or to vote such Preferred Shares or to exercise or enjoy any other powers, preferences or rights in respect thereof, other than (y) the right, upon surrender of the certificate(s) representing such Preferred Shares, to receive a certificate(s) for the shares of Common Stock into which such shares have been converted, and (z) all dividends accrued and unpaid with respect to Preferred Shares accrued up to and including the Forced Conversion Date. On the Forced Conversion Date, all such Preferred Shares shall be retired and cancelled and shall not be reissued.

(e) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of any Preferred Shares. In lieu of any fractional share to which any Holder would otherwise be entitled, based on the number of Preferred Shares of such Holder being converted in a single or series of related transactions, the Corporation shall issue a number of shares of Common Stock to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be payable to any Holder upon conversion of Preferred Shares.

5. Redemption.

(a) Redemption Right at Option of Holders.

(i) At any time on or after September 25, 2015, subject to this Section 5, (A) so long as Primary Investor continues to beneficially own any Preferred Shares, Primary Investor shall, and (B) in the event that Primary Investor ceases to own any Preferred Shares, each Holder shall, have the right at any time thereafter to require the Corporation to redeem all or a portion of such Holder’s Preferred Shares for an amount in cash equal to the Liquidation Amount of such Preferred Shares (the “Optional Redemption Right”).

(ii) In the event that Primary Investor elects to exercise its Optional Redemption Right pursuant to Section 5(a)(i)(A) and delivers a Redemption Notice (as defined below) whereby it elects to exercise its Optional Redemption Right, all other Holders shall, subject to this Section 5(a)(ii), have the right (a “Contingent Redemption Right”) to have all or any portion of their Preferred Shares redeemed for an amount in cash equal to the Liquidation Amount of such Preferred Shares. The Corporation shall mail to each Holder (other than Primary Investor) at the address of record on the books of the Corporation a written notice (a “Contingent Redemption Notice”) of such Contingent Redemption Right not later than ten (10) days following the Corporation’s receipt from Primary Investor of the Redemption Notice triggering such Contingent Redemption Right. Each Holder shall have ten (10) days from the date of receipt of any Contingent Redemption Notice to deliver a Redemption Notice to the Corporation electing to exercise its Contingent Redemption Right; provided, that the Redemption Date (as defined below) for such Redemption shall be the Redemption Date selected by Primary Investor in the Redemption Notice triggering the Contingent Redemption Right. If for any or no reason at all, Primary Investor withdraws the Redemption Notice triggering the Contingent Redemption Right prior to the Redemption Date related thereto, the Holders shall no longer have the right to redeem Preferred Shares on such Redemption Date.

(iii) For the avoidance of doubt, the obligations of the Corporation to the Holders shall be senior to the obligations of the Corporation to any and all Junior Liquidation Shares.

(b) Redemption Event. Upon the occurrence of a Redemption Event, the Corporation shall provide each Holder with written notice thereof not later than ten (10) days following discovery by the Corporation of such Redemption Event. Upon receipt of notice of a Redemption Event, each Holder shall, subject to this Section 5, have the right to require the Corporation to redeem all or a portion of such Holder’s Preferred Shares for an amount in cash equal to the Liquidation Amount, which right shall terminate upon the Corporation’s satisfaction or cure of the obligation or obligations giving rise to the Redemption Event or any waiver thereof.

(c) Limitations on Redemption. Any redemption of Preferred Shares pursuant to this Section 5 or Section 6 (a “Redemption”) shall be payable out of any cash or surplus available therefor under applicable Delaware law, and if there is not a sufficient amount of cash or surplus available, then out of the remaining assets of the Corporation available therefor under applicable Delaware law (valued at the fair market value thereof on the date of payment, as determined by the Board of Directors). At the time of a Redemption, the Corporation shall take all actions required or permitted under Delaware law to permit the Redemption of the Preferred Shares, including, without limitation, through the revaluation of its assets in accordance with Delaware law, to make funds available under applicable Delaware law for such Redemption or to determine the existence of sufficient surplus. Notwithstanding anything to the contrary herein, the Corporation shall not be permitted or required to redeem any Preferred Shares for so long as such Redemption would result in an event of default under: (x) that certain Second Lien Letter of Credit, Loan and Security Agreement, dated September 20, 2011, by and among the Corporation, as borrower, the guarantors and lenders party from time to time thereto and Ares Capital Corporation, as agent; (y) that certain Loan and Security Agreement, dated as of November 22, 2010, by and among the Corporation, the guarantors and lenders from time to time party thereto, Wells Fargo Bank, National Association, as agent, (or its successor) and Wells Fargo Capital Finance, LLC, as sole lead arranger, manager and bookrunner (or its successor) (together, (x) and (y), the “Credit Facilities”); or (z) any amendments or restatements of, supplements to, or new facility or facilities entered into in replacement of, the Credit Facilities in accordance with the terms hereof, including Section 11(b) (to the extent applicable); provided, that nothing in this Section 5(c) shall limit, restrict or delay the application of Section 5(e).

(d) Redemption Procedures. Primary Investor shall effect a Redemption pursuant to this Section 5 and each Holder shall effect a Redemption pursuant to Section 5(a)(i)(B), 5(a)(ii) or 5(b) by providing the Corporation with a written Redemption notice (a “Redemption Notice”) specifying: (i) the number of Preferred Shares to be redeemed and (ii) the date on which such Redemption is to be effected (the “Redemption Date”), which Redemption Date and time shall (subject to the rights of any Senior Liquidation Shares): (A) with respect to the Optional Redemption Right (and any Contingent Redemption Right triggered thereby), not be prior to sixty (60) days after delivery of such Redemption Notice to the Corporation nor more than one hundred eighty (180) days thereafter; or (B) with respect to a Redemption effected pursuant to Section 5(a) or Section 5(b), not be prior to the date and time of delivery of such Redemption Notice to the Corporation nor more than twenty (20) business days thereafter. To effect a Redemption of the Preferred Shares, a Holder shall surrender the certificate(s) representing such Preferred Shares to the Corporation. On the Redemption Date, the Corporation shall pay the Liquidation Amount by check to the order of the record holder of the Preferred Shares or, if instructions are provided therefore in the Redemption Notice, by wire transfer of immediately available funds. Unless all of a Holder’s Preferred Shares are redeemed on the Redemption Date, the Corporation shall, as soon as practicable and in no event later than five (5) business days after the Redemption Date and at its own expense, issue a new certificate evidencing the number of Preferred Shares owned by such Holder after giving effect to the Preferred Shares redeemed on the Redemption Date. Any Preferred Shares redeemed pursuant to the terms hereof shall be canceled and shall not be reissued.

(e) Control Event. If (i) any Preferred Shares held by Primary Investor and submitted for Redemption pursuant to an exercise of the Optional Redemption Right or the Repurchase Right (as defined below) are not redeemed on the Redemption Date or Repurchase Date (as defined below), as applicable with respect thereto or (ii) a Redemption Event shall occur (each of the events in clauses (i) and (ii), a “Control Event”), the Corporation shall take any and all actions as may be required and permitted under applicable Federal and State laws, the Corporation’s Certificate of Incorporation and the Corporation’s Bylaws, in order to (A) fix the size of the Board of Directors to a size (which shall be the smallest size necessary) that would permit Primary Investor to appoint a majority of the Board of Directors and (B) cause the election or appointment of the directors designated by Primary Investor, to serve as members of the Board of Directors until such director designees’ resignation, death, removal or disqualification. All actions taken by such directors appointed by Primary Investor shall be in accordance with applicable Federal and State laws. Under the circumstances described in the foregoing clause (i), to the extent the actions described in the first two sentences of Section 5(c) are taken by the Board of Directors and are insufficient to enable the Corporation to effect the Redemption, subject to applicable law, Primary Investor shall have the right in its sole discretion to, and without any further act, vote or approval of any of the Corporation, the Board of Directors or any of the Corporation’s stockholders, notwithstanding any act, vote or approval otherwise required, and shall be authorized to take all necessary action to, and subject to applicable law, the Board of Directors shall take all necessary action to, cause the Corporation to redeem such Preferred Shares, including without limitation by implementing in the discretion of Primary Investor as promptly as practicable a Qualified Public Offering or other offering, debt or equity financing, sale (whether by way of merger, consolidation, sale of assets or Equity Securities or otherwise) of the Corporation to a third party other than an Affiliate of Primary Investor or any other transaction. The Corporation shall implement any such action or transaction pursuant to the immediately preceding sentence of this Section 5(e) in a timely manner, and subject to applicable law, shall take all actions and execute and deliver such agreements and instruments that may be requested by Primary Investor or otherwise to effect such action or transaction in a manner intended to first repay all Redemption obligations of the Corporation to Primary Investor hereunder and thereafter to generate the highest price to the holders of the Corporation’s other Capital Stock for such Capital Stock. To the extent permitted by applicable law, the implementation of such Qualified Public Offering or other offering, debt or equity financing, sale (whether by way of merger, consolidation, sale of assets or Equity Securities or otherwise) of the Corporation or other transaction pursuant to the second preceding sentence of this Section 5(e) at a particular time by reason of the determination by Primary Investor to exercise its rights under this Section 5(e) at such time shall not be deemed to violate any duty (including any fiduciary duty) of the Board of Directors or Primary Investor owed to the Corporation or its stockholders, so long as they have acted in good faith and in compliance with the terms hereof. Any director designee(s) elected or appointed as a result of a Control Event may only be removed by Primary Investor and, upon such removal or otherwise following such director designees’ resignation, death, or disqualification, Primary Investor shall be permitted to appoint a replacement for any such director. Upon Redemption or conversion of all of the Preferred Shares giving rise to the Control Event or upon the Corporation’s full satisfaction of the obligations giving rise to the Redemption Event or other subsequent cure thereof, (1) all directors elected or appointed to the Board of Directors pursuant to this Section 5(e) shall resign immediately without any further action by the Board of Directors or the Corporation’s stockholders and (2) the Corporation shall take any and all actions as may be required under applicable Federal and State laws, the Corporation’s Certificate of Incorporation and the Corporation’s Bylaws in order to fix the size of the Board of Directors to its size immediately prior to the Control Event. Notwithstanding the foregoing, the rights of Primary Investor pursuant to this Section 5(e) shall automatically terminate on the date that Primary Investor ceases to beneficially own at least 10,000 Preferred Shares (as adjusted for any Reclassification of the Preferred Shares) (or the equivalent number of those certain shares of Common Stock, as adjusted for any Reclassification thereof, issued upon conversion thereof on an as-converted basis), but disregarding any reduction in the number of Preferred Shares beneficially owned by Primary Investor attributable to: (w) any transfer pursuant to a public offering (other than a Qualified Public Offering), (x) a Redemption giving rise to the underlying Control Event, (y) any transfer to Pegasus or (z) any transfer pursuant to the exercise of the Primary Co-Sale Rights.

(f) Other than with respect to the Optional Redemption Right and the Contingent Redemption Right set forth in Section 5(a), in no event shall the Corporation or any of its Subsidiaries redeem, purchase or acquire any Preferred Shares from one or more Holders unless the Corporation (or the applicable Subsidiary) irrevocably offers to simultaneously redeem, purchase or acquire a pro rata amount of Preferred Shares from each other Holder on the same terms.

6. Change of Control.

(a) Except to the extent Section 9(b) applies, upon consummation of a Change of Control, the Corporation shall immediately (and in any event within two (2) business days) make an offer in writing to each Holder to redeem all of the outstanding Preferred Shares for cash equal to the aggregate Liquidation Amount with respect to such Preferred Shares.

(b) Upon a Change of Control, the Corporation shall give to each Holder notice (the “Change of Control Notice”) of the occurrence of the Change of Control and of the Holder’s right to receive the Liquidation Amount as a result of such Change of Control (the “Repurchase Right”). The Change of Control Notice shall be mailed to each Holder at the address of record on the books of the Corporation and shall state (i) the date on which the Preferred Shares shall be repurchased (the “Repurchase Date”); (ii) the date by which the Repurchase Right must be exercised, which date shall be no earlier than twenty (20) days after the delivery by the Corporation of the Change of Control Notice (the “Repurchase Right Expiration Date”); (iii) the Liquidation Amount; and (iv) a description of the procedures a Holder must follow to exercise the Repurchase Right.

(c) To exercise the Repurchase Right, a Holder shall deliver to the Corporation, on or before the Repurchase Right Expiration Date, a written notice specifying the number of Preferred Shares to be repurchased by the Corporation. Each Holder shall retain the right to convert Preferred Shares at any time on or prior to the Repurchase Date, or to withdraw an election to have such shares repurchased at any time on or prior to the Repurchase Date.

(d) Notwithstanding anything herein to the contrary, the Corporation shall comply with all requirements under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the Repurchase Right as a result of a Change of Control. No failure by the Corporation to give the Change of Control Notice and no defect in any Change of Control Notice shall limit any Holder’s right to exercise its Repurchase Right or affect the validity of the proceedings for the repurchase of Preferred Shares.

7. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation (a “Liquidation Event”), the Holders shall be entitled to receive and to be paid out of the assets of the Corporation, the Liquidation Amount of the Preferred Shares held by them; provided, that the Holders (i) shall not be entitled to receive the Liquidation Amount of the Preferred

Shares held by them until the liquidation value of any and all Senior Liquidation Shares shall have been paid in full, and (ii) shall be entitled to receive the Liquidation Amount of such shares held by them in preference to and in priority over any distributions upon any Junior Liquidation Shares. Upon payment in full of the then present Liquidation Amount to which the Holders are entitled, the Holders will not be entitled to any further participation in any distribution of assets by the Corporation and the Preferred Shares held by such Holders shall be deemed redeemed and cancelled. If the assets of the Corporation are not sufficient to pay in full the then present Liquidation Amount payable to the Holders and the liquidation value payable to the holders of any Parity Liquidation Shares, the holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts that would be payable on the distribution if the amounts to which the Holders and the holders of any Parity Liquidation Shares are entitled were paid in full. For purposes of this Section 7, a Change of Control (in and of itself) shall not be deemed a Liquidation Event (it being understood that an actual liquidation, dissolution or winding up of the Corporation in connection with a Change of Control will be subject to this Section 7).

8. Status and Reservation of Shares.

(a) Status. All Preferred Shares that are at any time converted pursuant to Section 4 or redeemed or repurchased pursuant to Sections 5, 6 or 7, and all Preferred Shares that are otherwise reacquired by the Corporation and subsequently canceled by the Board of Directors, shall be retired and shall not be subject to reissuance and shall be automatically returned to the status of authorized and unissued shares of preferred stock of the Corporation, available for future designation and issuance pursuant to the terms of the Corporation’s Certificate of Incorporation.

(b) Reservation. On and after the Investment Date, the Corporation shall at all times reserve and keep available out of any stock held as treasury or out of its authorized but unissued Common Stock, or both, solely for the purpose of effecting optional conversions or the Forced Conversion, no less than the aggregate number of shares of Common Stock equal to the product obtained by multiplying (a) the Optional Conversion Shares by (b) the aggregate number of issued and outstanding Preferred Shares. All shares of Common Stock issued upon conversion of the Preferred Shares will, upon issuance by the Corporation, be duly and validly issued, fully paid and nonassessable, not issued in violation of any preemptive rights arising under law or contract and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result.

9. Certain Adjustments.

(a) Stock Reclassifications, Splits and Dividends. If the Corporation, at any time while any Preferred Shares remain outstanding, shall undertake any reclassification, stock split, reverse stock split, stock dividend, subdivision, combination, consolidation, recapitalization or any similar proportionately-applied change (collectively, a “Reclassification”) of outstanding shares of Common Stock (other than a change in, of, or from par value), then the Conversion Price shall be adjusted such that each Holder shall thereafter be entitled to receive upon conversion the kind and amount of shares of Common Stock and/or other Capital Stock and/or property that such Holder of outstanding Preferred Shares would have been entitled to acquire immediately after such Reclassification as if such Preferred Shares were converted to Common Stock immediately prior to such Reclassification. Any adjustment made pursuant to this Section 9(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b) Mergers or Consolidations. If at any time while any Preferred Shares remain outstanding there is a merger, consolidation or similar capital reorganization of the Common Stock (each a “Reorganization”), then without limiting or prejudicing the obligations of the Corporation set forth in

Section 6 or in the second sentence of this Section 9(b), as part of such Reorganization, lawful provision shall be made as part of the terms of such transaction so that each Holder of Preferred Shares outstanding at the time of such Reorganization shall thereafter be entitled to receive upon conversion of such Preferred Shares (or of other convertible preferred stock received by such Holders in place thereof), the Capital Stock or other property that such Holder of outstanding Preferred Shares would have been entitled to receive in such Reorganization as if such Preferred Shares were converted to Common Stock immediately prior to such Reorganization, subject to adjustments for subsequent events substantially the same as those described in Section 9 hereof. Notwithstanding the foregoing, unless a Reorganization is also a Third Party Sale (defined below), then in addition to the conversion rights described in the immediately preceding sentence, lawful provision shall be made as part of the terms of such transaction so that in the event of a subsequent Forced Conversion, the amount of such Capital Stock or other property that such Holder of outstanding Preferred Shares at the time of such Reorganization is entitled to receive upon such subsequent Forced Conversion shall be increased at the time of such Forced Conversion to the amount, if greater, corresponding to the amount of Capital Stock or other property that would be issuable by dividing (i) the Returned Value by (II) the price per share of Capital Stock paid by the public in any public offering giving rise to the Forced Conversion, which for the avoidance of doubt may be satisfied by the successor, resulting or surviving entity, as applicable, expressly assuming the covenants, obligations and agreements of the Corporation under this Certificate of Designation in accordance with the immediately following sentence. Notwithstanding and in each case in addition to the foregoing, as a condition precedent to any Reorganization, the Corporation shall (1) if it is the surviving entity, ratify and affirm the covenants, obligations and agreements of the Corporation under this Certificate of Designation and (2) otherwise, require the successor, resulting or surviving entity, as applicable, to expressly assume the covenants, obligations and agreements of the Corporation under this Certificate of Designation, with all references to the Corporation herein (including as set forth in the defined terms used or referenced herein) becoming references to the successor, resulting or surviving entity and such covenants, obligations and agreements applying mutatis mutandis with respect to such successor, resulting or surviving entity; provided, however, that if the relevant Reorganization is also a Change of Control and on or prior to the effective date of such Reorganization (A) each Holder of outstanding Preferred Shares was given the right to receive (on or prior to the Reorganization effective date) an amount in cash equal to the aggregate Liquidation Amount with respect to its Preferred Shares and (B) such payment, assuming it was accepted, was (1) a legal, valid and enforceable obligation of the Corporation or the resulting or surviving entity, (2) permitted to be paid pursuant to all applicable laws, including Delaware law and federal securities laws and (3) not in conflict in any material respect with any material contract or other obligation binding on the Corporation or the resulting or surviving entity, then the provisions which must be ratified and affirmed by the Corporation or the provisions that the Corporation requires the successor, resulting or surviving entity to assume, as applicable, will be limited to ratifying and affirming or requiring the successor, resulting or surviving entity to expressly assume, as applicable, the obligation to deliver, upon any conversion of the Preferred Shares, such Capital Stock or other property that the Holders are entitled to receive pursuant to the first sentence of this Section 9(b) and, if such Reorganization is not a Third Party Sale, the second sentence of this Section 9(b), and to making lawful provisions for the protection of such conversion rights in its certificate or articles or other constituent documents and for any adjustments to such conversion rights which, for events subsequent, substantially the same as those provided in Section 9(a), the first sentence of this Section 9(b) and, if such Reorganization Event is not a Third Party Sale, the second sentence of this Section 9(b). If this Section 9(b) applies to a Reorganization, Section 9(a) shall not also apply to such Reorganization. The term “Third Party Sale” shall mean a Reorganization that results in the majority of the voting power of all Voting Stock and the majority of the economic interests of all Capital Stock being owned by stockholders that were not, directly or indirectly, individually or in the aggregate, holders of more than five percent (5)% of the voting power of the Voting Stock or economic interests of the Capital Stock of the Corporation prior to such Reorganization.

(c) Automatic Amendments.

If, at any time, after the date hereof, (i) the Series I Certificate of Designation, a certificate of designation governing the terms of any other series of Junior Liquidation Shares or Parity Liquidation Shares outstanding at such time or any other agreement governing the terms of any series of Junior Liquidation Shares, Parity Liquidation Shares or any Preferred Shares is amended in a manner that makes the terms of such Junior Liquidation Shares, Parity Liquidation Shares or Preferred Shares more favorable to the holders thereof than the terms of this Series H Certificate of Designation are to the Holders or (ii) the terms of the certificate of designation or other agreement governing the terms of any newly created Junior Liquidation Shares or Parity Liquidation Shares or any newly created Preferred Shares or any series thereof that are issued, other than solely in Excepted Equity Issuances, has terms (taken together with the terms of any other securities of the Corporation issued therewith) that are more favorable to the holder or holders thereof than the terms of this Certificate of Designation (taken together with the terms of any other securities of the Corporation issued with the Preferred Shares) are to the Holders (such more favorable terms, collectively, the “Improved Terms”), then the Corporation shall promptly take such action as may be necessary or desirable (including, without limitation, by amending the Series H Certificate of Designation) to provide the Holders with the benefit of the applicable Improved Terms.

10. Voting Rights; Board Designees.

(a) Generally. Unless otherwise provided by any Federal or State law, the Corporation’s Certificate of Incorporation, the Corporation’s Bylaws, this Section 10 or Section 11 hereof, the Holders shall not have the right to vote for the election of directors or on any other matters presented to the Corporation’s stockholders for action by their written consent or at any annual or special meeting of stockholders. On any matter on which the Holders are entitled by any Federal or State law, under the Corporation’s Certificate of Incorporation or Bylaws or pursuant to this Section 10 or Section 11 hereof to vote separately as a class, each such Holder shall be entitled to one vote for each Preferred Share held and such matter shall be determined by a majority of the Preferred Shares voting on such matter. Notwithstanding the foregoing, except as set forth in this Section 10 in connection with the election of the Zouk Director (as defined below) to the Board of Directors, for so long as Primary Investor beneficially owns at least 10,000 Preferred Shares (as adjusted for any Reclassification of the Preferred Shares) (or (x) the equivalent number of those certain shares of Common Stock, as adjusted for any Reclassification thereof, issued upon conversion thereof on an as-converted basis and (y) at least one Preferred Share), the vote, consent, approval, waiver or authorization of Primary Investor on any matter, including without limitation, any matter on which the Holders are entitled by any Federal or State law (other than as may be required by Section 242(b)(2) of the Delaware General Corporation Law), under the Corporation’s Certificate of Incorporation or Bylaws or pursuant to this Series H Certificate of Designation to vote separately as a class, shall be, and shall be deemed to be, the vote, consent, approval, waiver or authorization of all of the Preferred Shares and the Holders of all of the Preferred Shares; provided, that Primary Investor shall not (i) without the consent of each adversely affected Holder, act to amend this Series H Certificate of Designation so as to alter the terms of the Preferred Shares of any Holder in a manner different from the other Holders with respect to their Preferred Shares or otherwise specifically targeting and materially and adversely affecting any such Holder with respect to its Preferred Shares in a manner different from the other Holders with respect to their Preferred Shares, or (ii) without the consent of each Holder of 6,000 or more Preferred Shares (as adjusted for any Reclassification of the Preferred Shares), act to amend this Series H Certificate of Designation so as to adversely amend the first sentence of Section 4(a), Section 4(b), the first two sentences of Section 4(c), the first sentence of Section 4(d), the first sentence of Section 5(a)(ii), the last sentence of Section 5(b), Section 6(a), the first sentence of Section 7, the last sentence of Section 7, the definitions of “Conversion Price”, “Liquidation Amount”, “Permitted Transfer”, “Returned Value”, “Stated Value”, “Fair Market Value”, “Optional Conversion Shares” or “Triggering Event” as contained in Section 16 hereof; provided, further, that in addition, the consent of Holders of a majority of the Preferred Shares then outstanding, subject to the rights and privileges of Holders expressly set forth herein, is also required to waive any or all obligations of the Corporation in respect of a Redemption Event or upon a Change of Control (and for the avoidance of doubt, the foregoing shall not restrict the ability of the Corporation and the Primary Investor to effect a Reorganization that complies with the terms and provisions of Section 9(b) in all respects). The provisions of clause (i) of the foregoing sentence may not be amended without the consent of each Holder of Preferred Shares, and the provisions of clause (ii) of the foregoing sentence may not be amended without the consent of each Holder of 6,000 or more Preferred Shares (as adjusted for any Reclassification of the Preferred Shares). So long as Zouk continues to beneficially own at least 2,500 Preferred Shares (as adjusted for any Reclassification of the Preferred Shares) (or the equivalent number of those certain shares of Common Stock, as adjusted for any Reclassification thereof, issued upon conversion thereof on an as-converted basis), the provisions of Section 10(b) (as it relates to Section 10(d)) and Section 10(d) may not be amended or waived without the consent of Zouk.

(b) Board Designees. The holders of Series H Preferred Stock, voting separately as a class, shall be entitled to elect the aggregate number of directors set forth in Sections 10(c) and 10(d).

(c) Series H Board Designees.

(i) So long as Primary Investor continues to beneficially own at least 2,500 Preferred Shares (as adjusted for any Reclassification of the Preferred Shares) (or the equivalent number of those certain shares of Common Stock, as adjusted for any Reclassification thereof, issued upon conversion thereof on an as-converted basis), to the fullest extent permitted by the Exchange Act, the rules of any national securities exchange or over-the-counter market on which the Common Stock is listed or traded and any other applicable Federal and State laws, Primary Investor, voting separately, shall be entitled at any annual or special meeting of the Corporation’s stockholders involving the election of directors of the Corporation, and at all other times at which stockholders of the Corporation will have the right to or will vote for or render consent in writing regarding the election of directors of the Corporation, to elect a number of directors to the Board of Directors equal to the greater of: (x) two (2) directors and (y) the number of directors (rounded to the nearest whole number) equal to the product obtained by multiplying (1) the total number of directors that constitute the whole Board of Directors by (2) Primary Investor’s Pro Rata Share. Subject to the Exchange Act, the rules of any national securities exchange or over-the-counter market on which the Common Stock is listed or traded and any other applicable Federal and State laws, the Series H Director (as defined below) elected pursuant to this Section 10(c)(i) shall be appointed to the audit committee of the Board of Directors. Notwithstanding the foregoing, if after his or her election or appointment to the Board of Directors, any Series H Director shall die, shall become disabled, shall resign or shall be removed from the Board of Directors in accordance with applicable law, then Primary Investor shall be entitled to designate, by delivery of notice to the Company, a successor to replace the applicable Series H Director for election to the Board of Directors at the next scheduled annual or special meeting of the Corporation’s stockholders involving the election of directors of the Corporation. The Corporation shall use its best efforts to give effect to and preserve the intent of the constituency of the Board of Directors provided for in this Section 10.

(ii) In the event that Primary Investor no longer has designee rights pursuant to Section 10(c)(i), so long as the Preferred Shares, on an as-converted basis, represent at least ten percent (10%) or more of the Corporation’s outstanding Capital Stock, the Holders of the Preferred Shares, voting separately, shall be entitled at any annual or special meeting of the Corporation’s stockholders involving the election of directors of the Corporation, and at all other times at which stockholders of the Corporation will have the right to or will vote for or render consent in writing regarding the election of directors of the Corporation, to elect one (1) director to the Board of Directors.

(iii) Each director elected by Primary Investor pursuant to Section 10(c)(i) or the Holders pursuant to Section 10(c)(ii) shall be referred to as a “Series H Director”. Each Series H Director must be reasonably acceptable to the Corporation.

(iv) Notwithstanding anything to the contrary herein, the provisions of this Section 10(c) shall terminate automatically and be of no further force or effect upon the consummation of a Qualified Public Offering or the conversion or redemption of all outstanding Preferred Shares pursuant to Section 4(c).

(d) Zouk Board Designee.

(i) So long as Zouk continues to beneficially own at least 2,500 Preferred Shares (as adjusted for any Reclassification of the Preferred Shares) (or the equivalent number of those certain shares of Common Stock, as adjusted for any Reclassification thereof, issued upon conversion thereof on an as-converted basis), to the fullest extent permitted by the Exchange Act, the rules of any national securities exchange or over-the-counter market on which the Common Stock is listed or traded and any other applicable Federal and State laws, Zouk, voting separately, shall be entitled at any annual or special meeting of the Corporation’s stockholders involving the election of directors of the Corporation, and at all other times at which stockholders of the Corporation will have the right to or will vote for or render consent in writing regarding the election of directors of the Corporation, to elect one (1) director to the Board of Directors. Notwithstanding the foregoing, if after his or her election or appointment to the Board of Directors, the Zouk Director shall die, shall become disabled, shall resign or shall be removed from the Board of Directors in accordance with applicable law, then Zouk shall be entitled to designate, by delivery of notice to the Company, a successor to replace such Zouk Director for election to the Board of Directors at the next scheduled annual or special meeting of the Corporation’s stockholders involving the election of directors of the Corporation. The Corporation shall use its best efforts to give effect to and preserve the intent of the constituency of the Board of Directors provided for in this Section 10.

(ii) Each director elected by Zouk pursuant to Section 10(d)(i) shall be referred to as a “Zouk Director”. Any Zouk Director must be reasonably acceptable to the Corporation.

(iii) Notwithstanding anything to the contrary herein, the provisions of this Section 10(d) shall terminate automatically and be of no further force or effect upon the consummation of a Qualified Public Offering or the conversion or redemption of all outstanding Preferred Shares pursuant to Section 4(c).

(e) Waivers. Any provision of this Certificate of Designation may be waived in a written instrument executed by the waiving party including, without limitation, a waiver by Primary Investor in accordance with the third sentence of Section 10(a).

11. Restrictions and Limitations.

(a) The Holders of the Preferred Shares are entitled to vote separately as a single class on all matters to which they are entitled to vote under Section 242(b)(2) of the Delaware General Corporation Law, and on all other matters as required by applicable law, including (i) any increase or decrease in the authorized amount of Preferred Shares, except for the cancellation and retirement of shares set forth in Section 8(a); and (ii) any amendment, alteration or change in the powers, preferences or special rights of the Preferred Shares that would affect the Holders adversely.

(b) So long as Primary Investor continues to beneficially own (I) in the case of Sections 11(b)(i), 11(b)(ii), 11(b)(iii), 11(b)(iv) or 11(b)(vii)(A), at least 2,500 Preferred Shares (as adjusted for any Reclassification of the Preferred Shares); (II) in the case of Section 11(b)(ix), at least 2,500 Preferred Shares (as adjusted for any Reclassification of the Preferred Shares) (or the equivalent number of those certain shares of Common Stock, as adjusted for any Reclassification thereof, issued upon conversion thereof on an as-converted basis); and (III) in the case of Sections 11(b)(v), 11(b)(vi), 11(b)(vii)(B), 11(b)(viii), 11(b)(x), 11(b)(xi) and 11(b)(xii), at least 10,000 Preferred Shares (as adjusted for any Reclassification of the Preferred Shares) (or the equivalent number of those certain shares of Common Stock, as adjusted for any Reclassification thereof, issued upon conversion thereof on an as-converted basis), but for purposes of the calculations in (I), (II) and (III) above disregarding any reduction in the number of Preferred Shares beneficially owned by Primary Investor attributable to: (x) any Transfer pursuant to a public offering (other than a Qualified Public Offering), (y) any Transfer to Pegasus or (z) any Transfer pursuant to the exercise of the Primary Co-Sale Rights, and in each case with Sections 11(b)(xii) and 11(b)(xiii) continuing to apply with respect to the subsections still in effect pursuant to the foregoing clauses (I), (II) and (III), the Corporation shall not, without the written consent of Primary Investor:

(i) alter, modify or amend (whether by amendment to the Certificate of Incorporation or Bylaws, merger, consolidation or otherwise) the terms, rights, preferences, privileges or powers of, or the other restrictions provided for the benefit of, the Series in any way as set forth herein or in any other agreement entered into by the Corporation;

(ii) re-issue (whether by merger or otherwise) any Preferred Shares that have been converted, redeemed or otherwise reacquired by the Corporation;

(iii) pay dividends or cash interests or other distributions (whether in cash, Equity Securities or otherwise) on, redeem or repurchase or otherwise acquire any Capital Stock, Equity Securities, convertible debt, or debt coupled with any Common Stock Equivalents of the Corporation, other than as may be required by any Senior Liquidation Shares issued in accordance with the terms hereof, including Section 11(b)(vii);

(iv) liquidate, dissolve or wind-up the affairs of the Corporation or otherwise initiate any insolvency proceeding or any proceeding under the Bankruptcy Reform Act of 1978, as amended, or other applicable bankruptcy or insolvency laws;

(v) engage in any recapitalization, merger, consolidation, reorganization or similar transaction; provided, that such consent may not be unreasonably withheld, conditioned or delayed to the extent such transaction will constitute a Change of Control and the Corporation has available, or will obtain in connection with such transaction, sufficient proceeds to redeem all of the Preferred Shares in accordance with the provisions of Section 6 and, for the avoidance of doubt, to the extent such transaction will constitute a Change of Control, this subsection (v) is not intended to be utilized by Primary Investor to modify the amount of proceeds payable to the Holders with respect to the Preferred Shares upon such Change of Control from the amount to which such Holders would otherwise be entitled pursuant to Section 6 hereof upon such Change of Control; or other than in the ordinary course of business, form or maintain any direct or indirect Subsidiary;

(vi) engage in a public offering or listing of Equity Securities (including indirectly by means of equity securities of a successor entity or otherwise) on any national securities exchange, other than (A) in connection with a Qualified Public Offering, (B) an offering made in connection with a business acquisition pursuant to a registration statement on Form S-4 or any similar form that does not otherwise require consent pursuant to this Section 11(b), or (C) in connection with an employee benefit plan pursuant to a registration statement on Form S-8 or any similar form;

(vii) other than with respect to any Permitted Equity Issuance, (A) issue any Senior Liquidation Shares or Parity Liquidation Shares, or reclassify any outstanding Equity Securities into Senior Liquidation Shares or Parity Liquidation Shares or (B) issue any other Equity Securities, or reclassify any other outstanding Equity Securities; provided, that consent shall not be required pursuant to this Section 11(b)(vii) with respect to any issuance of Equity Securities to the extent the proceeds thereof shall upon receipt thereof immediately be used to satisfy in full the obligations of the Corporation to redeem all then-outstanding Preferred Shares pursuant to Section 4, Section 5 or Section 6 hereof;

(viii) incur any Indebtedness (A) in excess of $50.0 million, other than (x) any Indebtedness incurred pursuant to a refinancing of the Credit Facilities or any other working capital facilities of the Corporation in effect as of the Investment Date, in each case without any increase in the available principal amount thereof or (y) pursuant to any refinancing or replacement of the Credit Facilities with respect to working capital or other working capital facilities as approved by the Board of Directors, in each case such that the aggregate available principal amount thereunder is secured only by the Corporation’s account receivables and finished goods inventory and does not exceed 80% of accounts receivable, 60% of finished goods inventory and $75 million in the aggregate (each of (A)(x) and (A)(y), “Permitted Indebtedness”); or (B) containing any provision that limits the Corporation’s ability to redeem any Preferred Shares pursuant to Section 5(a) for a period that exceeds that contained in the Credit Facilities as in effect as of the Investment Date; provided, that if such provision is contained in any Permitted Indebtedness, such Indebtedness shall continue to be Permitted Indebtedness for purposes of the foregoing clause (A) and consent shall only be required pursuant to this clause (B) with respect to such provision; and provided further that consent shall not be required pursuant to this Section 11(b)(viii) for Indebtedness to the extent the proceeds thereof shall upon receipt thereof immediately be used to satisfy in full the obligations of the Corporation to redeem all then-outstanding Preferred Shares pursuant to Section 4, Section 5 or Section 6 hereof;

(ix) enter into any new agreements or transactions or series of agreements or transactions with any Affiliate of the Corporation or Pegasus or any other holder of five percent (5%) or more of the Corporation’s Capital Stock or any Affiliates of any such stockholder of the Corporation (a “Related Party Agreement”) or amend or modify the terms of any existing Related Party Agreements, other than: (A) up to $500,000 in the aggregate of fees or other amounts payable annually by the Corporation to Pegasus pursuant to any management or similar services agreement; (B) up to $200,000 in the aggregate of fees or other amounts payable annually by the Corporation to Primary Investor or any of its Affiliates pursuant to any management or similar services agreement; and (C) up to $100,000 in the aggregate of fees or other amounts payable annually by the Corporation to any Significant Holder or its Affiliates pursuant to any management or similar services agreement;

(x) purchase, acquire, license, transfer, sell, divest, or dispose of property, rights or assets (whether tangible or intangible) of the Corporation or any of its Subsidiaries (whether by merger, consolidation, other business combination, purchase or sale of Capital Stock or other Equity Security, spin-off, divestiture, asset purchase, asset sale or other transaction involving the

Corporation or any of its Subsidiaries) or enter into any joint venture where either (A) the aggregate consideration to be paid or received by the Corporation or any of its Subsidiaries, or (B) the fair market value of the relevant property, rights or assets, in one transaction or a series of related transactions, exceeds $5.0 million, other than commercial transactions with customers and distributors for the sale of the Corporation’s products in the ordinary course of business; provided, that such consent may not be unreasonably withheld, conditioned or delayed to the extent such transaction will constitute a Change of Control and the Corporation has available, or will obtain in connection with such transaction, sufficient proceeds to redeem all of the Preferred Shares in accordance with the provisions of Section 6 and, for the avoidance of doubt, to the extent such transaction will constitute a Change of Control, this subsection (x) is not intended to be utilized by Primary Investor to modify the amount of proceeds payable to the Holders with respect to the Preferred Shares upon such Change of Control from the amount to which such Holders would otherwise be entitled pursuant to Section 6 hereof upon such Change of Control;

(xi) (A) appoint a new, or remove the then-current, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or Chief Technology Officer (or equivalents thereof) of the Corporation and any other senior executive officer having a comparable scope of authority to the foregoing with respect to his or her relevant function, or (B) determine or modify any compensation (including cash and equity) or establish any compensation performance targets for any individual that is an “officer” of the Corporation as such term is defined in Rule 3b-2 of the Exchange Act;

(xii) enter into any definitive agreement or commitment with respect to any of the foregoing; or

(xiii) indirectly engage in any of the foregoing through an Affiliated person (including without limitation Pegasus), including cause or permit any Subsidiary to engage in or enter into any definitive agreement or commitment with respect to any of the foregoing.

(c) In the event that the Holders of at least a majority of the outstanding Preferred Shares agree (whether by a vote, written consent, waiver or otherwise) to allow the Corporation to alter or change the rights, preferences or privileges of the Series pursuant to applicable law, no such change shall be effective to the extent that, by its terms, such change applies to less than all of the Preferred Shares then outstanding.

(d) Notwithstanding anything to the contrary herein, subject to applicable law, the provisions of this Section 11 shall terminate automatically and be of no further force or effect upon the consummation of a Qualified Public Offering or the conversion or redemption of all outstanding Preferred Shares pursuant to Section 4(c).

12. Covenants. For so long as Primary Investor continues to beneficially own at least 2,500 Preferred Shares (as adjusted for any Reclassification of the Preferred Shares), the Corporation agrees that:

(a) Maintenance of Existence; Compliance. The Corporation shall, and shall cause each of its Subsidiaries to (i) preserve, renew and keep in full force and effect its organizational existence, (ii) take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business and (iii) comply in all material respects with all material contractual obligations and requirements of law applicable to the Corporation and its Subsidiaries, and its and their respective properties, rights and assets.

(b) Maintenance of Property; Insurance. The Corporation shall, and shall cause each of its Subsidiaries to (a) keep all property necessary for the conduct of its business as conducted on the Investment Date in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies insurance on all property necessary for the conduct of its business in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

(c) Minimum Consolidated EBITDA. The Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, permit Consolidated EBITDA as at the last day of any period of four consecutive fiscal quarters of the Corporation ending on the last day of the Corporation’s fiscal year set forth below to be less than the amount set forth opposite such fiscal year end:

Fiscal Year End	Minimum Consolidated EBITDA
December 31, 2015 and each fiscal year end thereafter	$20.0 million

The Corporation shall have the right to cure a breach of this Section 12(c) with respect to any fiscal year within fifteen (15) days of the earlier of (x) March 31 immediately following such fiscal year and (y) the date of the Corporation’s audited financials for such fiscal year, by using up to $5.0 million in proceeds from an Exempt Equity Issuance.

(d) Certificates; Other Information. The Corporation shall, and shall cause each of its Subsidiaries to, furnish Primary Investor, concurrently with the delivery of any unaudited annual financial statements pursuant to Section 4(e)(ii) of the Subscription Agreement, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, the Corporation and each of its Subsidiaries has during such period observed or performed all of its covenants and other agreements, and satisfied every material obligation contained herein to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Triggering Event except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Corporation and its Subsidiaries with the provisions set forth herein referred to therein as of the last day of the fiscal year of the Corporation.

(e) Notices. The Corporation shall, and shall cause each of its Subsidiaries to, promptly give the Holders written notice of the occurrence of any Liquidation Event.

(f) Freedom to Pursue Corporate Opportunities. The Corporation expressly acknowledges and agrees as follows, for so long as Primary Investor or any Significant Holder beneficially owns any Preferred Shares (or the equivalent number of those certain shares of Common Stock, as adjusted for any Reclassification thereof, issued upon conversion thereof on an as-converted basis) (a) Primary Investor or such Significant Holder and each director of the Corporation who is a member, director, officer, employee or Affiliate of Primary Investor or such Significant Holder (an “Affiliated Person”) has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Corporation or any of its Subsidiaries, including those deemed to be competing with the Corporation or any of its Subsidiaries; and (b) in the event that Primary Investor, such Significant Holder or such Affiliated Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, Primary Investor, such Significant Holder or such Affiliated Person shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Corporation or any of its Subsidiaries, as the case may be, and, notwithstanding any provision of any agreement to the contrary, shall not be liable to the Corporation or its Affiliates or stockholders or creditors for breach of any duty (contractual or otherwise) by reason of the fact that Primary Investor, such Significant Holder or such Affiliated Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Corporation or any of its Subsidiaries; provided, that the provisions of this Section 12(f) shall not apply with respect to the actions of any individual while serving in an operational capacity as an officer or other employee of the Corporation. Primary Investor and each Significant Holder agrees on behalf of itself and each Affiliated Person to keep confidential all proprietary and non-public information regarding the Corporation received in such capacity and not to use such proprietary and non-public information for any purpose other than in connection with evaluating, monitoring or taking any other action with respect to the investment by Primary Investor or such Significant Holder in the Preferred Shares, provided, that nothing herein shall prevent Primary Investor, such Significant Holder or such Affiliated Persons from disclosing or using any such information that (i) is or becomes generally available to the public in accordance with Federal or State laws other than as a result of a disclosure by Primary Investor, such Significant Holder or such Affiliated Persons in violation of this Section 12(f) or any other legal duty, fiduciary duty or other duty of trust and confidence, of Primary Investor, such Significant Holder or such Affiliated Person; (ii) was in Primary Investor’s, such Significant Holder’s or such Affiliated Person’s possession or developed by it prior to being furnished with such information, as evidenced by Primary Investor’s, such Significant Holder’s or such Affiliated Person’s records; (iii) becomes available to Primary Investor, such Significant Holder or such Affiliated Person on a non-confidential basis from a source other than the Corporation, or (iv) is required to be disclosed by applicable law or legal process.

13. Transfers.

(a) Generally. Subject to this Section 13, Preferred Shares may be Transferred by any Holder pursuant to a Permitted Transfer. During the Restrictive Period, Holders may not Transfer Preferred Shares except pursuant to a Permitted Transfer. As used herein, the “Restrictive Period” shall mean the period commencing on the Investment Date and ending upon the earliest of (A) the three (3) year anniversary of the Investment Date, (B) a Qualified Public Offering and (C) a Redemption Event.

(b) To the extent the Restrictive Period ends by reason of the occurrence of the three (3) year anniversary of the Investment Date as provided in clause (A) of the definition thereof, and neither a Qualified Public Offering nor a Redemption Event has occurred, Preferred Shares may be Transferred by any Holder with the prior written consent of the Corporation, such consent not to be unreasonably withheld, conditioned or delayed, or pursuant to a Permitted Transfer. Notwithstanding the foregoing, Preferred Shares may be offered, sold, transferred or assigned by any Holder without consent after the occurrence of a Change of Control or a Liquidation Event.

(c) All Transfers of Preferred Shares must also be made in accordance with the Securities Act, and applicable state securities laws. Any attempted Transfer of Preferred Shares in violation of this Section 13 shall be null and void ab initio. Notwithstanding anything in this Section 13 to the contrary, in the event that the Corporation consents to a Transfer of more than five thousand (5,000) Preferred Shares in the aggregate (as adjusted for any Reclassification of the Preferred Shares) by Primary Investor in one or more transactions, the Corporation shall be deemed to have consented to all Transfers of Preferred Shares from and after such time by all Holders.

(d) Primary Investor Rights. Notwithstanding Section 13(a), the Primary Investor Rights shall not be transferrable and shall terminate with respect to such Transferred shares upon any Transfer by Primary Investor of Preferred Shares; provided, that, following a Control Event, the Primary Investor

Rights shall be transferrable in connection with a Transfer by Primary Investor, in a single transaction to a single transferee, of more than 25,000 Preferred Shares (as adjusted for any Reclassification of the Preferred Shares) (or the equivalent number of those certain shares of Common Stock, as adjusted for any Reclassification thereof, issued upon conversion thereof on an as-converted basis).

(e) Lock-up. In connection with a Qualified Public Offering or any other underwritten public offering, each Holder shall complete and execute a customary lock-up agreement to the extent required pursuant to the terms of the underwriting arrangements of the Qualified Public Offering agreeing not to effect any public sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Capital Stock of the Corporation during the seven (7) day period prior to, and for the one hundred and eighty (180) days after, the effective date of the registration statement for such Qualified Public Offering or other underwritten public offering (or such lesser period as the managing underwriters may require or permit), except for such Capital Stock to be included in such offering; provided that all of the Corporation’s Affiliates and executive officers and all of the members of the Board of Directors are restricted in the same manner and for the same duration; provided, further, that notwithstanding anything in this Section 13(e) to the contrary, in no event shall any Holder be obligated to execute a lock-up agreement restricting it or otherwise prohibiting it from effecting any public sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Capital Stock for any period of time exceeding the period of time (including with respect to any requirements that such period be applicable to other persons or entities) that such Holder has contractually agreed to in writing with the Corporation.

(f) Registration Rights. To the extent that any shares of Common Stock are being offered for the account of selling stockholders in the Qualified Public Offering (an “Eligible Offering”), each Holder shall be permitted to participate in such Eligible Offering and to sell an Eligible Amount of the shares of Common Stock issuable upon conversion of such Holder’s Preferred Shares. The Corporation will, at least twenty (20) days prior to the filing of a registration statement with respect to an Eligible Offering, notify the Holders in writing of such Eligible Offering. Each Holder may elect to participate in such Eligible Offering (up to the Eligible Amount) by delivering written notice of such Holder’s election to the Corporation within five (5) days after the Corporation’s delivery of the notice provided under this Section 13(f). The right of any Holder to participate in an Eligible Offering shall be conditioned upon such Holder agreeing to: (i) sell its shares of Common Stock in the Eligible Offering on the basis provided in any customary underwriting arrangements and (ii) complete and execute all reasonable questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents required under the terms of such underwriting arrangements. The registration rights provided by this Section 13(f) shall be junior to any registration rights granted to any other holder of the Corporation’s Equity Securities on or prior to the Investment Date and any registration rights granted after the Investment Date to the extent a written agreement evidencing such registration rights is executed by the parties and provides rights senior to those provided by this Section 13(f).

14. Preemptive Rights.

(a) Except with respect to any Exempt Equity Issuances or any offering of Capital Stock by the Corporation that is registered pursuant to the Securities Act, if the Corporation after the date hereof, proposes to issue or sell any Equity Securities, the Corporation will, at least twenty (20) days prior to the proposed issuance or sale but subject to applicable Federal and State laws, notify the Holders in writing (the “Issuance Notice”) of (i) the number and type of Equity Securities which the Corporation proposes to issue, the price thereof and the date on which such price shall be paid; (ii) all other material terms and conditions, including terms of condition of payment, relating to the proposed issuance or sale; (iii) the proportionate number of Equity Securities which each Holder shall have the right to purchase, which shall be equal to such Holder’s Pro Rata Share of such Equity Securities; and (iv) where the proposed purchasers of such Equity Securities are known, the identities of such proposed purchasers. Each Holder may elect to purchase all or any portion of its respective Pro Rata Share of the securities to be issued in such issuance or sale at the same price and on the same terms identified in the notice. If electing to participate, such Holder (an “Exercising Holder”) shall be required to purchase the same Equity Securities that are being issued by the Corporation and shall be entitled to make such purchase on the same terms and conditions, in each case as set forth in the Issuance Notice. Such Holder’s election to participate in any such transaction must be made in writing and be delivered to the Corporation ten (10) days after the Corporation’s delivery of the Issuance Notice; provided, that if there is a material change in the Corporation’s proposed terms or conditions of issuance or sale, a new Issuance Notice shall be provided to the Holders pursuant to this Section 14(a) and the Holders will have ten (10) days after the Corporation’s delivery of such new Issuance Notice with such revised terms to reconfirm such Holder’s intention to invest. To the extent any Holder does not elect to purchase all of its Pro Rata Share of the Equity Securities (a “Declining Holder”), the Exercising Holders shall be entitled to purchase the Equity Securities allocated to the Declining Holder, and the Corporation shall deliver to each Exercising Holder a written notice (the “Remaining Equity Notice”) not less than fifteen (15) days after the date of the Issuance Notice specifying the aggregate number of Equity Securities that all of the Declining Holders did not elect to purchase. Each Exercising Holder shall have the right to purchase additional Equity Securities, which right must be exercised not less than ten (10) days after delivery of the Remaining Equity Notice, by notifying the Corporation in writing (a “Second Exercise Notice”) of the maximum number of such Equity Securities that such Exercising Holder wishes to purchase. To the extent the aggregate number of shares sought to be purchased under the Second Exercise Notices is equal to or less than the number of Equity Securities set forth in the Remaining Equity Notice, each Holder delivering a Second Exercise Notice shall be entitled to purchase the number of Equity Securities set forth in such Holder’s Second Exercise Notice. To the extent the aggregate number of shares sought to be purchased under the Second Exercise Notices is greater than the number of Equity Securities set forth in the Remaining Equity Notice, such Equity Securities shall be allocated among the Holders on a pro rata basis based on their relative Pro Rata Share. If after notifying the Holders, the Corporation elects not to proceed with the issuance or sale, any elections made by such Holder shall be deemed rescinded. Notwithstanding anything to the contrary contained in this Section 14(a), if the consideration to be received by the Corporation with respect to the issuance of Equity Securities specified in the Issuance Notice is other than cash to be paid upon the issuance of the Equity Securities (that is, if the consideration would constitute so called “in kind” property), or if security is to be provided to secure the payment of any deferred portion of the purchase price, then any Holder exercising his, hers or its rights under this Section 14 may purchase such Equity Securities by making a cash payment at the time of the closing specified in the Issuance Notice in the amount of the reasonably equivalent value of the “in kind” property specified in the Issuance Notice and/or may provide reasonably equivalent security to that provided in the Issuance Notice. Such “reasonably equivalent value” or “reasonably equivalent security” shall be determined by the Board of Directors. In the event of any issuance or sale of any debt securities by the Corporation to any Significant Holder or any Affiliate of any Significant Holder, in whole or in part, other than any offering of debt securities by the Corporation that is registered pursuant to the Securities Act (a “Preemptive Debt Issuance”), such Preemptive Debt Issuance shall be treated in the same manner as an issuance of Equity Securities for purposes of the rights provided in this Section 14 and each Holder shall have the right to notice of, and to elect to participate in, such Preemptive Debt Issuance as if each reference to “Equity Securities” in this Section 14 were replaced with a reference to such debt securities. If, in connection with any issuance of Equity Securities or debt securities by the Corporation after the date hereof other than any Exempt Equity Issuance or any offering of Capital Stock or debt securities that is registered pursuant to the Securities Act, the Corporation grants any Significant Holder or any Affiliate of any Significant Holder (i) any new material right or contractual benefit which is in addition and/or supplemental to those rights and benefits of such Significant Holder that are in effect immediately prior to such issuance (and which is not granted as a condition of such issuance) or (ii) any additional securities (clauses (i) and (ii) each, an “Ancillary Right”) in connection with or relating to such Significant Holder’s ownership of Preferred Shares or shares of Series I Convertible Preferred Stock, as applicable, in each case which Ancillary Right (x) is not otherwise made available to the Holders that exercise their rights in full pursuant to this Section 14 and (y) does not arise out of a law, regulation, order or other legal circumstance that is applicable to such Significant Holder but not to such other Holders that exercise their rights in full, then each other Significant Holder shall be offered a Pro Rata Share of such Ancillary Right on the same terms and conditions as such Significant Holder or such Affiliate of such Significant Holder in the same manner as is provided in this Section 14, so long as such other Significant Holder participates in such issuance of Equity Securities or debt securities to the same extent on a pro rata basis as such Significant Holder or such Affiliate of such Significant Holder.

(b) If the Holders do not elect to purchase all of the Equity Securities proposed to be issued in such issuance or sale as described in Section 14(a), upon the expiration of the offering periods described in Section 14(a), the Corporation shall be entitled to sell any Equity Securities that the Holders have not elected to purchase during the one hundred and twenty (120) calendar days following such expiration at a price not less than, and on other terms and conditions either substantially the same as, or more favorable to the Corporation than, those set forth in the Issuance Notice. Any shares of Capital Stock offered or sold by the Corporation after such one hundred and twenty (120) day period (or, if prior to such one hundred and twenty (120) day period, at a price less than, or on other terms and conditions not substantially the same as, or more favorable to the Corporation than, those offered set forth in the Issuance Notice) must be reoffered to the Holders pursuant to the terms of this Section 14.

(c) Notwithstanding anything to the contrary contained in Section 14(a), in the event that the Board of Directors determines that time is of the essence in completing any issuance of Equity Securities pursuant to this Section 14, the Corporation may issue or sell Equity Securities without first complying with the terms of Section 14(a); provided that the terms of such issuance or sale shall require that, promptly following such issuance or sale, (i) the Corporation shall deliver an Issuance Notice to each Holder and (ii) each Holder shall have the right to purchase all or any part of the Equity Securities described in the Issuance Notice (whether pursuant to the resale of Equity Securities by the initial purchaser(s) of such Equity Securities or the issuance by the Corporation of additional Equity Securities) upon the terms, and subject to the conditions, set forth in Section 14(a).

15. Notices.

(a) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of the Corporation’s Equity Securities for the purposes of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any Equity Securities of any class or any other securities or property, or any other right, the Corporation shall mail to each Holder, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(b) Notices by the Corporation. Any notice required by the provisions of this Series H Certificate of Designation to be given to the Holders shall be deemed given if sent by U.S. nationally recognized overnight courier service, and addressed to each holder of record at his or her address appearing on the books of the Corporation.

16. Certain Definitions. As used in this Series H Certificate of Designation, the following terms shall have the following respective meanings:

“Affiliate” of, or a person or entity “Affiliated” with, a specified person or entity, is a person or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person or entity specified. Notwithstanding the foregoing, for purposes hereof, the Corporation, its Subsidiaries and its other controlled Affiliates shall not be considered Affiliates of any Holder by reason of such person being a Holder.

“Appraiser” means a nationally recognized investment bank, financial advisor or valuation or appraisal firm selected by mutual agreement of the Corporation and Primary Investor (but only if Primary Investor continues to hold any Preferred Shares) as having appropriate experience in the Corporation’s industry in doing valuations of the nature required, which is independent of and not affiliated with the Corporation, Primary Investor, any other Holder participating in the relevant transaction or any of their respective Affiliates.

“Capital Stock” of any person or entity means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in the common stock or preferred stock of such person or entity, including, without limitation, partnership and membership interests.

“Change of Control” means (a) the sale, conveyance, transfer or disposition, directly or indirectly, including but not limited to any spin-off or in-kind distribution (a “Divestiture”), of all or substantially all of the assets of the Corporation or any successor (on a consolidated basis), other than to the Corporation or its wholly-owned Subsidiaries; (b) the effectuation of a transaction or series of related transactions in which, directly or indirectly, more than thirty-five percent (35)% of the voting power of the outstanding shares of Voting Stock of the Corporation (or ultimate parent thereof) is disposed of (other than (i) as a direct result of normal, uncoordinated trading activities in the Common Stock generally or (ii) solely as a result of the disposition by a stockholder of the Corporation to an Affiliate of such stockholder); (c) any merger, consolidation, stock or asset purchase, recapitalization or other business combination transaction (or series of related transactions) immediately following which the persons that beneficially owned or controlled, directly or indirectly, all of the voting power of the outstanding shares of Voting Stock of the Corporation immediately prior to such transaction (or series of related transactions), beneficially own or control, in the aggregate (together with Affiliates of such stockholders), less than sixty-five percent (65%) of the voting power of the outstanding shares of Voting Stock of the entity surviving or resulting from such transaction (or ultimate parent thereof); (d) a transaction (or series of transactions) in which any person, entity or “group” (as such term is used in Sections 13(d) of the Exchange Act), other than Pegasus, acquires, directly or indirectly, more than thirty-five percent (35)% of the voting power of the outstanding shares of Voting Stock of the Corporation (or ultimate parent thereof) or control of the Board of Directors (excluding, in the case of control of the Board of Directors only, as a result of the occurrence of a Control Event (as defined in the Series H Certificate of Designation)), or (e) Pegasus ceases to beneficially own and control at least ten percent (10%) of the voting power of the outstanding shares of Voting Stock and at least twenty-five (25)% of the economic interests in the outstanding shares of Capital Stock of the Corporation, on a fully-diluted basis.

“Compliance Certificate” means a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.

“Consolidated EBITDA” means, for any period, the net income (or loss) of the Corporation and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, plus, without duplication and solely to the extent reflected as a charge in the statement of such consolidated net income for such period, the sum of (a) income tax expense, (b) interest expense associated with Indebtedness, (c) depreciation and amortization, (d) amortization of intangibles (including, but not limited to, goodwill), (e) expenses related to the transactions consummated on the Investment Date and (f) non-recurring or extraordinary items.

“Conversion Price” means $0.95, subject to adjustment in accordance with the terms hereof.

“Eligible Amount” means with respect to any Holder, the “Eligible Amount” of shares of Common Stock equal to the product obtained by multiplying (a) the maximum number of shares of Common Stock that the underwriter(s) estimate(s) can be underwritten in connection with an Eligible Offering at a price range that is acceptable to the Corporation less any shares of Common Stock being offered by the Corporation or any other person or entity holding registration rights that are senior to those granted to the Holders in this Series H Certificate of Designation, by (b) a fraction, the numerator of which shall equal the number of shares of Common Stock issuable to such Holder upon the conversion of such Holder’s Preferred Shares, and the denominator of which shall equal the total number of shares of Common Stock issuable to all Holders upon conversion of such Holders’ Preferred Shares that are requested to be included in the Eligible Offering.

“Equity Securities” means any Capital Stock or any other equity securities of the Corporation and any of its Subsidiaries, whether now or hereafter authorized, and any instrument convertible into or exchangeable for any of the foregoing equity securities or equity security.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excepted Equity Issuance” means the issuance of (i) any Capital Stock of the Corporation pursuant to compensatory issuances to (A) the executives and directors of the Corporation in their capacity as such and (B) other employees of the Corporation in their capacity as such, in each case pursuant to an option, stock or other equity plan approved by the Board of Directors; or (ii) any Common Stock or warrants or options to purchase Common Stock in connection with a bona fide strategic commercial agreement or commercial relationship as determined by the Corporation and approved by the Board of Directors and by each Primary Investor to the extent required (but only to the extent actually required) by Section 11(b) hereof, the primary purpose of which is not to raise capital.

“Exempt Equity Issuance” means the issuance of any Capital Stock of the Corporation: (i) upon the conversion or exercise of any options, warrants or rights to acquire securities of the Corporation which options, warrants or rights were (A) outstanding on the Investment Date (as certified by an officer of the Corporation to Primary Investor on the Investment Date), (B) issued as part of another Exempt Equity Issuance or (C) offered to the Holders pursuant to an Issuance Notice in compliance with Section 14(a) hereof; (ii) compensatory issuances to (A) the executives and directors of the Corporation in their capacity as such and (B) other employees of the Corporation in their capacity as such, in each case pursuant to an option, stock or other equity plan approved by the Board of Directors; (iii) having a value of less than or equal to $15.0 million in the aggregate for all such issuances under this clause (iii), provided, that any such issuance must also be at a price per share (or equivalent security) greater than or equal to the Conversion Price; (iv) in a Qualified Public Offering; (v) for consideration in lieu of cash pursuant to the bona fide acquisition of another corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other corporation or entity approved by the Board of Directors and by Primary Investor to the extent required (but only to the extent actually required) by Section 11(b) hereof, in each case the primary purpose of which is not to raise capital; (vi) in connection with a bona fide strategic commercial agreement or commercial relationship as determined by the Corporation and approved by the Board of Directors and by Primary Investor to the extent required (but only to the extent actually required) by Section 11(b) hereof, the primary purpose of which is not to raise capital; (vii) pursuant to any stock split or reverse stock split; (viii) pursuant to the Series H/I Offering; provided, that any such sale is on terms no more favorable to the purchaser of Preferred Shares or shares of Series I Convertible Preferred Stock than the terms to Primary Investor pursuant to the Subscription Agreement, including that the purchase price for each Preferred Share shall be no less than the Stated Value; (ix) upon the exercise by any Series I Holder or Series J Holder of the preemptive rights granted pursuant to the terms of the Series I Certificate of Designation or Series J Certificate of Designation; (x) upon the conversion of any shares of Series I Convertible Preferred Stock pursuant to the terms of the Series I Certificate of Designation; and (xi) shares of Capital Stock of the Corporation issued upon conversion or exercise of the securities set forth in the foregoing clauses (i) – (x); provided that “Exempt Equity Issuance” shall in no event include any issuance of Senior Liquidation Shares, or any issuance of Parity Liquidation Shares other than as provided in the foregoing clauses (viii) and (ix).

“Fair Market Value” means, as of any date, the value of a share of the Common Stock determined as follows: (a) if the Common Stock is publicly traded and is then listed on a national securities exchange, the volume weighted average closing price of the Common Stock on the ten (10) consecutive trading days immediately preceding (but not including) such date on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported by Bloomberg L.P.; (b) if the Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the volume weighted average closing price of the Common Stock on the ten (10) consecutive trading days immediately preceding (but not including) such date in the over-the-counter market as reported by Bloomberg L.P.; (c) if the Common Stock is neither listed nor admitted to trading on a national securities exchange or quoted in the over-the-counter market, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the Common Stock for the ten (10) consecutive trading days immediately preceding (but not including) such date as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.); or (d) if none of the foregoing is applicable, by an Appraiser, which Appraiser shall be instructed to present its conclusions within thirty (30) days and to use one or more valuation methods that, in its best professional judgment, would be most appropriate to ascertain the price at which such Common Stock would change hands between a willing buyer and a willing seller, each having reasonable knowledge of relevant facts and neither being under any compulsion to act; provided that the valuation of the Corporation by Appraiser shall assume that the Corporation has continued ownership of its Subsidiaries and other properties and continued benefit of its contractual and other relationships and arrangements and shall take in to account other factors relevant to such valuation, including the prospects of the Corporation and its Subsidiaries, and the value of the estimated future earning of the Corporation and its Subsidiaries. All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

“Holder” means any holder of Preferred Shares, all of such holders being the “Holders.”

“Indebtedness” means, with respect to the Corporation and its Subsidiaries: (a) any liabilities for borrowed money or amounts owed or indebtedness issued in substitution for or exchange of indebtedness for borrowed money; (b) obligations evidenced by notes, bonds, debentures or other similar instruments; (c) obligations under leases (contingent or otherwise, as obligor, guarantor or otherwise) required to be accounted for as capitalized leases pursuant to generally accepted accounting principles; (d) obligations for amounts drawn and outstanding under acceptances, letters of credit, contingent reimbursement liabilities with respect to letters of credit or similar facilities; (e) any liability for deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, other than accounts payable incurred in the ordinary course of business and (f) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing.

“Independent Director” means a natural person that qualifies as an “independent director” in accordance with the requirements of Rule 10A-3 of the Exchange Act and the rules of the NASDAQ Stock Market.

“Investment Date” means the first issue date of the Preferred Shares.

“Junior Securities Distribution” means the declaration or payment on account of, or setting apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Liquidation Shares, or any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations, securities or other property, or the purchase or redemption by any entity directly or indirectly controlled by the Corporation of any of the Junior Liquidation Shares.

“Liquidation Amount” means the greater of (a) the Fair Market Value of the Optional Conversion Shares issuable to a Holder upon conversion of each Preferred Share on the applicable date of determination and (b) the Returned Value.

“Optional Conversion Shares” means the number of shares of Common Stock equal to the quotient obtained by dividing (a) the Stated Value of each Preferred Share by (b) the Conversion Price as in effect on the relevant Conversion Date.

“Parity Securities Distribution” means the declaration or payment on account of, or setting apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of (other than by conversion into or exchange for Junior Liquidation Shares), any Parity Liquidation Shares, or any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations, Common Stock, securities or other property, or the purchase or redemption by any entity directly or indirectly controlled by the Corporation of any of the Parity Liquidation Shares.

“Pegasus” means Pegasus Capital Advisors, L.P. and its Affiliates.

“Permitted Equity Issuance” means the issuance of any Capital Stock of the Corporation: (1) in an Exempt Equity Issuance pursuant to clause (i)(A), (i)(C), (ii)(B) (provided, that the shares reserved to be issued under such plan(s) do not exceed in the aggregate three percent (3%) of the issued and outstanding shares of Common Stock at the time of adoption of such plan(s)), (iii), (iv), (vii), (viii), (ix), (x) or (xi) of the definition of “Exempt Equity Issuance”, (2) in an Exempt Equity Issuance pursuant to clause (i)(B) of the definition of “Exempt Equity Issuance” to the extent relating to an Exempt Equity Issuance as described in the foregoing clause (1), and (3) in an Exempt Equity Issuance as described in clause (xii) of the definition of “Exempt Equity Issuance” to the extent relating to an Exempt Equity Issuance as described in the foregoing clauses (1) or (2); provided, that “Permitted Equity Issuance” shall in no event include any issuance of Senior Liquidation Shares, or any issuance of Parity Liquidation Shares other than as provided in clauses (viii) and (ix) of the definition of “Exempt Equity Issuance”.

“Permitted Transfer” means any Transfer by: (1) a Holder of all or any portion of the Preferred Shares: (a) to Primary Investor; (b) to Pegasus; (c) to the Corporation or any of the Corporation’s Subsidiaries, (d) pursuant to the exercise of the Primary Co-Sale Rights or the Secondary Co-Sale Rights; (e) in any transaction in which all or substantially all of the Equity Securities of the Corporation are Transferred pursuant to any reorganization, merger, consolidation or sale of the Corporation; (f) in a Qualified Public Offering; (g) pursuant to a tender or exchange offer pursuant to the Securities Act or the Exchange Act; (h) with respect to the Transfers by any party other than Primary Investor, with the prior written consent of the Corporation, such consent not to be unreasonably withheld, conditioned or delayed or (i) with respect to Transfers by Primary Investor, with the prior written consent of the Corporation; or (2) Primary Investor (a) pursuant to a pro rata in-kind distribution or dividend to the equityholders of Riverwood Capital Partners, L.P. (and any intermediary transfers amongst Affiliates of Primary Investor as part of giving effect thereto) who were equityholders of Riverwood Capital Partners, L.P. on May 25, 2102 (provided, that such distribution or dividend shall not result in a Transfer to any such equityholder of more than 15% of the Equity Securities held by Primary Investor as of the date hereof; provided, further, that such distribution or dividend shall not be structured so as to avoid the occurrence or triggering of a Change of Control) or (b) to any Affiliate or direct or indirect equityholder of Primary Investor; (3) Zouk to any Affiliate or direct or indirect equityholder of Zouk; or (4) Portman to any Affiliate or direct or indirect equityholder of Portman.

“Portman” means the Portman Limited and its Affiliates.

“Primary Co-Sale Rights” means the rights set forth in that certain co-sale agreement, dated as of September 25, 2012, among Primary Investor, Pegasus, Zouk, Portman and certain of their Affiliates.

“Primary Investor” means RW LSG Holdings LLC and its Affiliates.

“Primary Investor Rights” means those rights provided to Primary Investor pursuant to Section 5(a)(i)(A), Section 5(e), Section 10(c)(i), Section 11(b) and Section 12 hereof.

“Pro Rata Share” means, at all times on or after the Investment Date, with respect to any Holder, the quotient (in percentage terms) obtained by dividing (i) the number of shares of Common Stock and shares of Common Stock Equivalents owned by such Holder and its Affiliates at the time of determination and (ii) the number of shares of Common Stock and Common Stock Equivalents issued and outstanding at the time of such determination. For purposes of determining each Holder’s Pro Rata Share, the number of Common Stock Equivalents shall include the number of shares of Common Stock that would be issuable upon the conversion of the applicable Preferred Shares but in no event shall the shares of Common Stock or shares of Common Stock Equivalents owned by a person or entity Affiliated with more than one Holder be counted more than once for purposes of determining the respective Pro Rata Share of such Affiliated Holders.

“Qualified Public Offering” means a firmly committed underwritten public offering of the Common Stock on The NASDAQ Stock Market or the New York Stock Exchange pursuant to an effective registration statement filed under the Securities Act, where (a) the gross proceeds received by the Corporation and any selling stockholders in the offering are no less than $100 million and (b) the market capitalization of the Corporation immediately after consummation of the offering is no less than $500 million.

“Redemption Event” means (a) any default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Corporation or any of its Subsidiaries, whether such Indebtedness now exists, or is created after the Investment Date, if that default: (i) is caused by a failure to pay the principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of any grace period provided pursuant to the terms of such Indebtedness on the date of such default and (x) the aggregate amount unpaid equals $10.0 million or more or (y) the principal amount of such Indebtedness aggregates to $15.0 million or more; or (ii) results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of such Indebtedness aggregates to $8.0 million or more; provided, that if such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of ten (10) days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, no Redemption Event shall be deemed to have occurred; (b) any material breach or default under this Series H Certificate of Designation; provided, that if such breach or default is cured or waived within a period of ten (10) days from the continuation of such breach or default beyond any applicable grace period, no Redemption Event shall be deemed to have occurred; (c) any material breach of default under the certificate of designation with respect to the Series I Certificate of Designation or the certificate of designation with respect to any other series of preferred stock of the Corporation (other than the Series), in each case to the extent outstanding; provided, that in the case of this clause (c), if such breach or default is cured or waived within a period of ten (10) days from the continuation of such breach or default beyond any applicable grace period, no Redemption Event shall be deemed to have occurred or (d) any “Redemption Event” as such term is defined in the Series J

Certificate of Designation or any other event giving rise to a “Mandatory Redemption” as such term is defined in the Series J Certificate of Designation unless such other event is satisfied, cured or waived such that pursuant to the terms of the Series J Certificate of Designation the Corporation no longer has an obligation to consummate such redemption at such time.

“Responsible Officer” means either the Chief Executive Officer or Chief Financial Officer of the Corporation.

“Returned Value” means with respect to each Preferred Share, if the Triggering Event occurs (i) on or prior to the one (1) year anniversary of the Investment Date, an amount equal to the product obtained by multiplying (A) the Stated Value thereof by (B) 1.5; (ii) subsequent to the one (1) year anniversary of the Investment Date and on or prior to the two (2) year anniversary of the Investment Date, an amount equal to the product obtained by multiplying (A) the Stated Value thereof by (B) 1.75; and (iii) subsequent to the two (2) year anniversary of the Investment Date, an amount equal to the product obtained by multiplying (A) the Stated Value thereof by (B) 2.0.

“Secondary Co-Sale Rights” means the rights set forth in that certain co-sale agreement, dated as of September 25, 2012, among Primary Investor, Zouk, Portman and certain of their Affiliates

“Securities Act” means the Securities Act of 1933, as amended.

“Series H Certificate of Designation” means this Certificate of Designation of Preferred Stock to be designated Series H Convertible Preferred Stock.

“Series H/I Offering” means the sale of up to 31,000 Preferred Shares or shares of Series I Convertible Preferred Stock (each, as adjusted for any Reclassification of the Preferred Shares) or any combination thereof by the Corporation after the Investment Date but on or prior to the four (4) month anniversary thereof.

“Series I Certificate of Designation” means the Certificate of Designation of Series I Convertible Preferred Stock of the Corporation, as filed with the Secretary of State of the State of Delaware and as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Series I Holder” means any holder of the Corporation’s outstanding shares of Series I Convertible Preferred Stock.

“Series J Certificate of Designation” means the Certificate of Designation of Series J Convertible Preferred Stock of the Corporation, as filed with the Secretary of State of the State of Delaware and as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Series J Holder” means any holder of the Corporation’s outstanding shares of Series J Convertible Preferred Stock.

“Significant Holder” means, as of the applicable date of determination, (i) Primary Investor so long as Primary Investor continues to beneficially own at least 2,500 Preferred Shares (as adjusted for any Reclassification of Preferred Shares); (ii) Primary Investor (as such term is defined in the Series I Certificate of Designation), so long as such Primary Investor continues to beneficially own at least 2,500 shares of the Corporation’s Series I Convertible Preferred Stock (as adjusted for any reclassification of such shares of Series I Convertible Preferred Stock); (iii) any Holder that beneficially owns at least 20,000 Preferred Shares (as adjusted for any Reclassification of the Preferred Shares); and (iv) any Series I Holder that beneficially owns at least 20,000 shares of the Corporation’s Series I Convertible Preferred Stock (as adjusted for any reclassification of such shares of Series I Convertible Preferred Stock).

“Stated Value” means, with respect to a Preferred Share, $1,000 (as adjusted for any Reclassification of the Preferred Shares).

“Subscription Agreement” means that certain Preferred Stock Subscription Agreement entered into on May 25, 2012 by and between the Corporation, RW LSG Holdings LLC, and certain parties signatories thereto, as may be amended or modified from time to time in accordance with its terms.

“Subsidiary” means any corporation, partnership, trust, association, limited liability company or other entity owned or controlled by the Corporation, or in which the Corporation, directly or indirectly, owns a majority of the Capital Stock or similar interest that would be disclosable pursuant to Regulation S-K, Item 601(b)(21).

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition, whether directly or indirectly and whether through one or a series of transactions, and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecation or otherwise dispose of, whether directly or indirectly and whether through one or a series of transactions.

“Triggering Event” means (a) any Change of Control, Redemption Event, Liquidation Event or the delivery of a Redemption Notice pursuant to the exercise of the Optional Redemption Right or the Contingent Redemption Right or (b) any “Triggering Event” as such term is defined in the Series J Certificate of Designation.

“Voting Stock” shall mean, (a) one (1) or more classes of Capital Stock having the right to vote in the election of directors (or otherwise control the appointment of directors) generally , and (b) any Capital Stock convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock described in clause (a) of this definition.

“Zouk” means Cleantech Europe II (A) LP, Cleantech Europe II (B) LP and their Affiliates.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by the undersigned as of November 14, 2014.

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Dennis McGill
	Name:	Dennis McGill
	Title:	Chief Financial Officer

Signature Page to Amended and Restated Series H Certificate of Designation

EXHIBIT A

FORM OF

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 12(d) of the Certificate of Designation of Preferred Stock of Lighting Sciences Group Corporation (the “Corporation”) to be designated Series H Convertible Preferred Stock (the “Series H Certificate of Designation”). Unless otherwise defined herein, terms defined in the Series H Certificate of Designation and used herein shall have the meanings given to them in the Series H Certificate of Designation.

1. I am the duly elected, qualified and acting [Chief Executive Officer][Chief Financial Officer] of the Corporation.

2. I have reviewed and am familiar with the contents of this Compliance Certificate.

3. I have reviewed the terms of the Series H Certificate of Designation and have made, or caused to be made, under my supervision, a review in reasonable detail of the transactions and condition of the Corporation and its Subsidiaries during the accounting period covered by the audited annual financial statements attached hereto as Annex I (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Triggering Event [, except as set forth below].

4. Attached hereto as Annex II are the computations showing compliance with the covenants set forth in Section 12(a) through (e) of the Series H Certificate of Designation.

IN WITNESS WHEREOF, I have executed this Certificate this                  day of         , 20    .

Name:
Title: